Exhibit 99.1

PokerTek Reports Second Quarter 2011 Financial Results

EBITDAS Positive Financial Results Reflect Continued Operational Improvement

Expansion of New Product Line Provides Enhanced Growth Opportunity

Quarterly Highlights:

  Quarterly operating results continue to improve on increased revenues and expense reductions
    Revenues increased 23%
    Gross profit increased 46%
    Net loss from continuing operations improved 55%
    EBITDAS positive for third consecutive quarter
  Market penetration continues to grow
    Gaming positions deployed increased by 24%
  Product diversification provides enhanced growth opportunity
    Blackjack Pro successfully launched on the ProCore platform
    Growth opportunities significantly expanded.

MATTHEWS, N.C.--(BUSINESS WIRE)--August 9, 2011--PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the second quarter ended June 30, 2011.

Mark Roberson, Chief Executive Officer and Chief Financial Officer, commented, “During the quarter, we continued to improve our margins, control our operating expenses and drive revenue growth on a year-over-year basis. In addition, the private placement transaction further improved our balance sheet and provides additional growth capital.

“We are seeing exceptional results from our recent ProCore Blackjack installations, and our entire inventory stock has been installed at customer locations. With our PokerPro business generating strong margins and solid financial results, we expect ProCore to be a powerful growth catalyst as we expand our market penetration.”

Financial Summary

Total revenue for the second quarter of 2011 increased 23% to $1.6 million compared to $1.3 million for the second quarter of 2010. For the first half of 2011, revenue increased 14% to $3.3 million from $2.9 million in the prior year period. Revenue growth was driven primarily by the increase in revenue producing gaming tables in our target markets.

Gross profit increased 46% to $1.1 million for the second quarter of 2011 as compared to $0.8 million for the second quarter of 2010. Gross profit margin increased 36% to 71% compared to 60% for the prior year period. For the first half of 2011, gross profit increased from $1.7 million to $2.3 million. The increase in gross profit was primarily attributable to increased revenues, improved asset utilization and reduced product costs.

Operating expenses decreased 8% to $1.5 million for the second quarter of 2011 from $1.6 million for the second quarter of 2010. For the first half of 2011, operating expenses decreased 5% from $3.3 million to $3.1 million. We continue to maintain a lean operating structure, even as we invest in the development of Blackjack on the ProCore platform and drive increased market penetration with PokerPro.

Net loss from continuing operations improved 55% for the second quarter of 2011 to $0.4 million ($0.06 per share) from $0.9 million ($0.15 per share) for comparable period of 2010. For the first half of 2011, net loss from continuing operations improved 49% from $1.7 million ($0.29 per share) to $0.9 million ($0.13 per share).

Including the results of discontinued operations, quarterly net loss improved 80% to $0.4 million ($0.06 per share) from $2.0 million ($0.35 per share ) and, on a year to date basis, improved 70% from $2.9 million ($0.50 per share) to $0.9 million ($0.13 per share).

EBITDAS from continuing operations, a non-GAAP financial measure, improved to a profit of $133 thousand for the second quarter for 2011, compared to a loss of $223 thousand in the prior–year period. For the first half of 2011, EBITDAS improved from a loss of $121 thousand to a profit of $254 thousand.

Balance Sheet and Cash Flow Information

The Company’s cash used in continuing operations was $0.3 million for both the first half of 2011 and 2010. Cash flow was essentially flat as continued improvements in earnings were partially offset by increased working capital to support the rollout of the new ProCore platform.

The Company successfully closed a private placement transaction led by officers and directors of the Company increasing the Company’s liquidity and strengthening its balance sheet.

As of June 30, 2011, the Company’s cash balance was $1.2 million.

Unit Count Information

Gaming positions deployed worldwide totaled 2,710 as of June 30, 2011 comprised of 263 PokerPro tables and 16 Blackjack Pro tables. As of June 30, 2010, 2184 gaming positions were deployed comprised of 220 PokerPro tables.

Conference Call

A conference call and webcast will be held on Tuesday, August 9, 2011 at 11:00 a.m. EST for management to discuss the company’s second quarter 2011 performance.

Interested parties may listen to and participate in the conference call by dialing 866.362.5158 (U.S./Canada) or +1 617.597.5397 (Other) and entering passcode 57156341. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading “Investors”. For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888.286.8010 (U.S./Canada) or +1 617.801.6888 (Other) and entering passcode 68951840.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$1,578,003	$1,281,940	$3,260,629	$2,849,960
Cost of revenue	457,688	513,300	934,359	1,140,951
Gross profit	1,120,315	768,640	2,326,270	1,709,009
Operating expenses:
Selling, general and administrative	1,109,073	1,184,351	2,295,241	2,309,538
Research and development	241,056	247,256	505,816	532,436
Share-based compensation expense	108,687	148,464	266,638	370,043
Depreciation	20,478	34,373	40,759	73,705
Total operating expenses	1,479,294	1,614,444	3,108,454	3,285,722
Operating loss	(358,979)	(845,804)	(782,184)	(1,576,713)
Interest expense, net	26,727	37,018	53,009	69,573
Net loss from continuing operations before income taxes	(385,706)	(882,822)	(835,193)	(1,646,286)
Income tax provision	15,003	9,866	19,541	38,607
Net loss from continuing operations	(400,709)	(892,688)	(854,734)	(1,684,893)
Loss from discontinued operations	(429)	(1,147,199)	(10,403)	(1,211,587)
Net loss	$(401,138)	$(2,039,887)	$(865,137)	$(2,896,480)

Net loss from continuing operations per common share - basic and diluted	$(0.06)	$(0.15)	$(0.13)	$(0.29)
Net loss from discontinued operations per common share - basic and diluted	-	(0.20)	-	(0.21)
Net loss per common share - basic and diluted	$(0.06)	$(0.35)	$(0.13)	$(0.50)
Weighted average common shares outstanding - basic and diluted	6,609,726	5,851,058	6,411,406	5,740,174

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2011 (Unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,168,598	$666,179
Accounts receivable, net	1,067,907	1,057,511
Inventory	977,548	997,064
Prepaid expenses and other assets	239,672	213,495
Net assets of discontinued operations	331,547	379,441
Total current assets	3,785,272	3,313,690

Long-term assets:
Gaming systems, net	2,028,692	2,255,030
Property and equipment, net	51,838	80,755
Other assets	275,770	402,498
Total long-term assets	2,356,300	2,738,283
Total assets	$6,141,572	$6,051,973

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$498,599	$327,662
Accrued liabilities	468,207	648,604
Deferred revenue	929,531	817,789
Long-term liability - related party, current portion	40,163	21,402
Long-term debt, current portion	3,538	30,793
Current liabilities of discontinued operations	84,463	113,185
Total current liabilities	2,024,501	1,959,435

Long-term liabilities:
Deferred revenue	5,750	118,436
Long-term liability - related party	303,435	368,598
Long-term debt	700,000	800,000
Total long-term liabilities	1,009,185	1,287,034
Total liabilities	3,033,686	3,246,469
Commitments and contingencies
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 6,923,950 and 6,187,853 shares at
June 30, 2011 and December 31, 2010, respectively

Additional paid-in capital	47,995,141	46,827,622
Accumulated deficit	(44,887,255)	(44,022,118)
Total shareholders' equity	3,107,886	2,805,504
Total liabilities and shareholders' equity	$6,141,572	$6,051,973

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(865,137)	$(2,896,480)
Net loss from discontinued operations	10,403	1,211,587
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	752,960	1,066,915
Share-based compensation expense	266,638	370,043
Provision for doubtful accounts and other receivables	124,547	30,958
Changes in assets and liabilities:
Accounts and other receivables	(108,927)	424,040
Prepaid expenses and other assets	78,001	72,987
Inventory	7,674	336,998
Gaming systems	(485,863)	(709,281)
Accounts payable and accrued expenses	(55,862)	(216,792)
Deferred revenue	(562)	(24,422)
Net cash provided by (used in) operating activities from continuing operations	(276,128)	(333,447)
Net cash provided by (used in) operating activities from discontinued operations	(17,629)	87,164
Net cash provided by (used in) operating activities	(293,757)	(246,283)

Cash flows from investing activities:
Purchases of property and equipment	-	(5,688)
Net cash used in investing activities	-	(5,688)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	823,431	332,691
Repayments of capital lease	(27,255)	(12,814)
Net cash provided by (used in) financing activities	796,176	319,877
Net increase (decrease) in cash and cash equivalents	502,419	67,906
Cash and cash equivalents, beginning of year	666,179	636,374
Cash and cash equivalents, end of period	$1,168,598	$704,280

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$38,118	$37,396
Income taxes	18,051	49,510

Non-cash transactions:
Amortization of commitment fee issued in common stock	$22,550	$-
Gaming inventory purchase - related party	-	396,500
Issuance of common stock for commitment fee	-	112,750
Issuance of common stock for debt cancellation	100,000	-
Transfers from inventory to property and equipment	11,842	-

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss from continuing operations	$(400,709)	$(892,688)	$(854,734)	$(1,684,893)
Interest (income) expense, net	26,727	37,018	53,009	69,573
Income tax provision	15,003	9,866	19,541	38,607
Other taxes	6,376	1,276	16,090	18,631
Depreciation and amortization	377,131	473,418	752,960	1,066,915
Stock-based compensation expense	108,687	148,464	266,638	370,043
EBITDAS (1)	$133,215	$(222,646)	$253,504	$(121,124)

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.

CONTACT:
PokerTek, Inc.
Mark Roberson, CEO and CFO
704-849-0860, ext. 101
investorrelations@pokertek.com